Free Writing Prospectus, dated September 30, 2019	Filed Pursuant to Rule 433(d) Registration Statement No. 333-224340 September 30, 2019

Diageo Capital plc

$600,000,000 2.125% Fixed Rate Notes due 2024

Guaranteed as to the payment of Principal and Interest by

Diageo plc

Final Term Sheet

Issuer:	Diageo Capital plc

Guarantor:	Diageo plc

Notes:	$600,000,000 2.125% Fixed Rate Notes due 2024

Offering Format:	SEC Registered – Fixed Rate

Ranking:	Senior Unsecured

Trade Date:	September 30, 2019

Expected Settlement Date:	October 3, 2019 (T+3)

Maturity Date:	October 24, 2024

Interest Payment Dates:	April 24 and October 24 of each year, commencing on April 24, 2020

Principal Amount:	$600,000,000

Net Proceeds (after underwriting discount, before expenses):	$598,446,000

Benchmark Treasury:	UST 1.500% due September 30, 2024

Benchmark Treasury Price / Yield:	99-24 1⁄4 / 1.551%

Spread to Benchmark Treasury:	+58 bps

Re-offer Yield:	2.131%

Coupon:	2.125%

Re-offer Price:	99.971%

Optional Redemption:

Prior to September 24, 2024, at a redemption price equal to the greater of (1) 100% of the principal amount plus accrued interest to but excluding the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes as if the notes to be redeemed matured on September 24, 2024 (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate plus 10 basis points, plus accrued interest to but excluding the date of redemption.

On or after September 24, 2024 at a redemption price equal to 100% of the principal amount of the notes plus accrued interest to but excluding the date of redemption.

Use of Proceeds:	General corporate purposes

Tax Redemption:	Redeemable as described under “Description of Notes—Optional Tax Redemption” in the Preliminary Prospectus Supplement.

Preliminary Prospectus Supplement:	Preliminary Prospectus Supplement dated September 30, 2019 (the “Preliminary Prospectus Supplement,” incorporating the Prospectus dated April 19, 2018 relating to the Notes). If there is any discrepancy or contradiction between this Final Term Sheet and the Preliminary Prospectus Supplement, this Final Term Sheet shall prevail.

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” beginning on page S-7 of the Preliminary Prospectus Supplement.

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Morgan Stanley & Co. LLC

Nomura Securities International, Inc.

Credit Suisse Securities (USA) LLC

NatWest Markets Securities Inc.

Settlement:	DTC; Book-entry; Transferable

Minimum Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

Day Count Fraction:	30/360, Following, Unadjusted

Business Day Convention:	New York, London

Expected Rating:*	Moody’s: A3 / S&P: A-

Expected Listing:	London Stock Exchange

CUSIP:	25243Y BA6

ISIN:	US25243YBA64

Governing Law:	New York law

Selling Restrictions:	See “Underwriting” beginning on page S-15 of the Preliminary Prospectus Supplement.

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement.

Diageo Capital plc

$1,000,000,000 2.375% Fixed Rate Notes due 2029

Guaranteed as to the payment of Principal and Interest by

Diageo plc

Final Term Sheet

Issuer:	Diageo Capital plc

Guarantor:	Diageo plc

Notes:	$1,000,000,000 2.375% Fixed Rate Notes due 2029

Offering Format:	SEC Registered – Fixed Rate

Ranking:	Senior Unsecured

Trade Date:	September 30, 2019

Expected Settlement Date:	October 3, 2019 (T+3)

Maturity Date:	October 24, 2029

Interest Payment Dates:	April 24 and October 24 of each year, commencing on April 24, 2020

Principal Amount:	$1,000,000,000

Net Proceeds (after underwriting discount, before expenses):	$987,660,000

Benchmark Treasury:	UST 1.625% due August 15, 2029

Benchmark Treasury Price / Yield:	99-17 / 1.677%

Spread to Benchmark Treasury:	+80 bps

Re-offer Yield:	2.477%

Coupon:	2.375%

Re-offer Price:	99.096%

Optional Redemption:

Prior to July 24, 2029, at a redemption price equal to the greater of (1) 100% of the principal amount plus accrued interest to but excluding the date of redemption and (2) as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes as if the notes to be redeemed matured on July 24, 2029 (excluding any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate plus 15 basis points, plus accrued interest to but excluding the date of redemption.

On or after July 24, 2029 at a redemption price equal to 100% of the principal amount of the notes plus accrued interest to but excluding the date of redemption.

Use of Proceeds:	General corporate purposes

Tax Redemption:	Redeemable as described under “Description of Notes—Optional Tax Redemption” in the Preliminary Prospectus Supplement.

Preliminary Prospectus Supplement:	Preliminary Prospectus Supplement dated September 30, 2019 (the “Preliminary Prospectus Supplement,” incorporating the Prospectus dated April 19, 2018 relating to the Notes). If there is any discrepancy or contradiction between this Final Term Sheet and the Preliminary Prospectus Supplement, this Final Term Sheet shall prevail.

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” beginning on page S-7 of the Preliminary Prospectus Supplement.

Joint Book-Running Managers:

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Morgan Stanley & Co. LLC

Nomura Securities International, Inc.

Credit Suisse Securities (USA) LLC

NatWest Markets Securities Inc.

Settlement:	DTC; Book-entry; Transferable

Minimum Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

Day Count Fraction:	30/360, Following, Unadjusted

Business Day Convention:	New York, London

Expected Rating:*	Moody’s: A3 / S&P: A-

Expected Listing:	London Stock Exchange

CUSIP:	25243Y BB4

ISIN:	US25243YBB48

Governing Law:	New York law

Selling Restrictions:	See “Underwriting” beginning on page S-15 of the Preliminary Prospectus Supplement.

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement.

* A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

Diageo plc has filed a registration statement (including a prospectus) (File No. 333-224340) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Diageo plc and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Diageo plc or any underwriter participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. on +1-800-831-9146; Deutsche Bank Securities Inc. on +1-800-503-4611; HSBC Securities (USA) Inc. on +1-866-811-8049; Morgan Stanley & Co. LLC on +1-866-718-1649; or Nomura Securities International, Inc. on +1-800-638-2268.

Diageo plc currently expects delivery of the notes to occur on or about October 3, 2019, which will be the third business day following the pricing of the notes (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing or the next succeeding business day should consult their own advisors.

No PRIIPs key information document (KID) has been prepared as the notes are not available to retail investors in the European Economic Area.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.